Exhibit 99.1

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

Valeant Pharmaceuticals International Closes
Convertible Subordinated Notes Offering

     COSTA MESA, CA, November 19, 2003 – Valeant Pharmaceuticals International (NYSE: VRX) announced today that it has closed the sale of its previously announced private placement of $200 million of 3.00 percent convertible subordinated notes due 2010 and $200 million of 4.00 percent convertible subordinated notes due 2013. The initial purchasers in the private placement elected to exercise their options to purchase an additional $80 million in principal amount of the notes, bringing the aggregate principal amount in the transaction to $480 million.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The notes have been privately offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant Pharmaceuticals. These statements are based upon the current expectations and beliefs of Valeant Pharmaceuticals’ management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Valeant Pharmaceuticals’ control and the risk factors and other cautionary statements discussed in Valeant Pharmaceuticals’ filings with the U.S. Securities and Exchange Commission.

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